Exhibit 4

WYNNEFIELD CAPITAL, INC.

450 Seventh Ave., #509

New York, New York 10123

April 20, 2020

[●]

Re: MVC Capital, Inc.

Dear [●]

Thank you for agreeing to serve as a nominee of Wynnefield Partners Small Cap Value, L.P. I (“Wynnefield Partners”) for election to the Board of Directors of MVC Capital, Inc. (the “Company”) at the Company’s 2020 annual meeting of stockholders (including any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), or any other meeting of stockholders held or any actions taken without a meeting in lieu thereof that includes the election of directors to the Board of Directors.

Wynnefield Capital, Inc. (“Wynnefield Capital”) hereby agrees to indemnify, defend and hold you harmless, to the fullest extent permitted by law, from and against any and all Losses suffered, incurred or sustained by you or to which you may become subject, as a direct or indirect result of or arising out of or relating to in whole or in part, or any action taken or omitted to be taken in connection with, being named as a nominee of Wynnefield Partners for election to the Company’s Board of Directors in any materials (including, without limitation, a proxy statement and form of proxy) made available or distributed to stockholders of the Company by or on behalf of Wynnefield Partners and/or its affiliates in connection with or relating to the solicitation of proxies (the “Nomination”), in each case except to the extent arising out of or resulting from your willful and material violation of state or federal law in connection with the Nomination, gross negligence, willful misconduct, bad faith or an intentional material misstatement or omission in any information provided by you in connection with the Nomination, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company); provided, however, that this indemnification agreement and all of Wynnefield Capital’s obligations hereunder shall not apply to any of your actions or omissions as a director of the Company in the event that you are elected and/or appointed to the Company’s Board of Directors.

“Loss” will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs, disbursements and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, costs and disbursements, and any and all reasonable costs and expenses resulting from, arising out of, relating to or incurred in investigating, preparing, defending against, or participating (as a party, witness or otherwise), in (including on appeal), any threatened, pending or completed claim, action, suit, litigation or proceeding (whether civil, criminal, administrative or arbitration action, formal or informal, investigative or other, or any claim whatsoever, or any inquiry or investigation that you in good faith believe might lead to the institution of any of the above), whenever brought, and any and all amounts paid or payable in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly. Your right to indemnification pursuant to this agreement shall include the right to be advanced by Wynnefield Capital any indemnifiable amounts incurred by you as such amounts are incurred by you, including amounts possibly covered by insurance or indemnification from another source; provided, however, that all amounts advanced in respect of such Loses shall be promptly repaid to Wynnefield Capital or a designee thereof by you to the extent (i) you actually receive payment in respect of such Losses from insurance or indemnification from another source, or (ii) it shall ultimately be determined in a final judgment by a court of competent jurisdiction that you are not entitled to be indemnified for or advanced such Losses.

In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give Wynnefield Capital prompt written notice of such claim or Loss (provided that failure to promptly notify Wynnefield Capital shall not relieve us from any liability which we may have on account of this indemnification agreement, except to the extent we shall have been materially prejudiced by such failure). Reimbursements of any Losses payable hereunder shall be made as soon as practicable but in any event no later than fifteen (15) business days after written request is made to Wynnefield Capital, accompanied by reasonable supporting documentation. Upon receipt of such written notice, Wynnefield Capital shall have the right to participate in the defense thereof and, to the extent that Wynnefield Capital so determines, to assume the defense and settlement thereof, with counsel reasonably satisfactory to you; provided, however, that if the defendants in any such action include both you and Wynnefield Capital and if you have been advised by counsel reasonably acceptable to Wynnefield Capital that there may be one or more legal defenses available to you that are different from or additional to those available to Wynnefield Capital (a “Conflict Situation”), you will have the right to select up to one separate counsel reasonably acceptable to Wynnefield Capital to participate in the defense of such action on your behalf, the reasonable fees, expenses, costs and disbursements of which Wynnefield Capital shall indemnify you for pursuant to this agreement; provided, however, that Wynnefield Capital shall be obligated to pay for only one counsel for all of Wynnefield Partner’s nominees for election to the Board of Directors at the Annual Meeting unless you have been advised by counsel reasonably acceptable to Wynnefield Capital that there are conflicts of interest or additional defenses for you with respect to the other nominees. After notice from Wynnefield Capital to you of its election to assume the defense of any such action, proceeding or investigation, neither Wynnefield Capital nor any of its affiliates will be liable to you under this agreement for any expenses subsequently incurred by you in connection with the defense thereof, unless you shall have employed counsel in accordance with the proviso to the preceding sentence.

Wynnefield Capital shall have the right to settle any action, proceeding or investigation that is brought against you for which indemnification is available under the terms of this indemnification agreement; provided such settlement includes a release of you from any and all liability; and provided, further, that Wynnefield Capital shall not settle any such action, proceeding or investigation that would impose any penalty, obligation or limitation on you (other than monetary damages for which Wynnefield Capital agrees to be wholly responsible) or that would contain any language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgement of wrongdoing on your part, without your prior written consent (which consent shall not be unreasonably delayed or withheld). You shall not settle any action without the prior written consent of Wynnefield Capital.

Wynnefield Capital’s indemnification obligations hereunder shall commence effective as of April 19, 2020 and shall terminate upon the earlier of: (i) the withdrawal of your Nomination for any reason, (ii) your election or appointment to the Company’s Board of Directors, and (iii) the conclusion of the Annual Meeting or any other meeting of stockholders held or any actions taken without a meeting in lieu thereof that includes the election of directors to the Board of Directors; provided, however, Wynnefield Capital’s indemnification obligation hereunder shall continue following such termination with respect to any claim or Loss incurred, or relating to the time period, prior to such termination.

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Wynnefield Capital hereby agrees to reimburse you for your reasonable, documented out-of-pocket expenses incurred as a result of being a nominee, including, without limitation, reimbursement for reasonable travel expenses and reimbursement of your counsel’s reasonable attorneys’ fees, costs, expenses and disbursements; provided, however, such attorneys’ fees shall not exceed the aggregate amount of $20,000 without Wynnefield Capital’s prior written consent, such consent not to be unreasonably withheld, delayed and/or conditioned. Should you be elected or appointed to the Company’s Board of Directors, other than as expressly set forth herein, Wynnefield Capital will not be liable for any expenses or any other liabilities incurred by you following your election or appointment to the Company’s Board of Directors. The indemnification and reimbursement arrangements contemplated herein shall only take effect if you are publicly named as Wynnefield Partner’s nominee for election to the Company’s Board of Directors at the Annual Meeting.

If you are entitled under any provision of this agreement to indemnification by Wynnefield Capital for some or a portion of any Loss, but not for all of the total amount thereof, Wynnefield Capital shall nevertheless indemnify you, subject to the terms and conditions hereof, for the portion thereof to which you are entitled. For purposes of this agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that you did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

This indemnification agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof. You hereby consent to the exclusive jurisdiction of any Federal or New York state court of applicable jurisdiction sitting within the County and State of New York. This indemnification agreement may be executed in multiple counterparts and may be delivered by facsimile or electronic mail on portable document format, all of which taken together shall be deemed an original and shall constitute one instrument. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any provision of this agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

[signature page follows]

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If you agree to the foregoing terms, please sign below to indicate your acceptance.

Very truly yours,

WYNNEFIELD CAPITAL, INC.

By:________________________

Name: Nelson Obus

Title: President

ACCEPTED AND AGREED:

__________________________________________

[●]

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